EXHIBIT 23



                         Consent of Independent Auditors

     We consent to the inclusion in the Current Report on Form 8-K of First Merchants Corporation of our report, dated January 24, 2002, on the consolidated financial statements of Lafayette Bancorporation as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001.


CROWE, CHIZEK AND COMPANY LLP
April 1, 2002
Indianapolis, Indiana